As filed with the Securities and Exchange Commission on January 28, 2005

Investment Company Act File No. 811-09633

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒

Amendment No. 6

(Check appropriate box or boxes)	☒

Global Financial Services Master Trust

(Exact Name of Registrant as Specified in Charter)

800 Scudders Mill Road, Plainsboro, New Jersey 08536

(Address of Principal Executive Offices)

(609) 282-2800

(Registrant’s Telephone Number, Including Area Code)

Robert C. Doll, Jr.

800 Scudders Mill Road,

Plainsboro, New Jersey 08536

Mailing Address: P.O. Box 9011, Princeton, New Jersey 08543-9011

(Name and Address of Agent for Service)

Copies to:

Counsel for the Trust:	Andrew J. Donohue, Esq.
SIDLEY AUSTIN BROWN & WOOD LLP	FUND ASSET MANAGEMENT, L.P.
787 Seventh Avenue	P.O. Box 9011
New York, New York 10019-6018	Princeton, New Jersey 08543-9011
Attention: Thomas R. Smith, Jr., Esq.

EXPLANATORY NOTE

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “1933 Act”) because such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may be made only by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts and certain other “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

This Registration Statement has been prepared as a single document consisting of Parts A, B and C, none of which are to be used or distributed as stand-alone documents. Part B of the Registration Statement is incorporated by reference into Part A and Part A of the Registration Statement is incorporated by reference into Part B of the Registration Statement.

i

PART A

January 28, 2005

GLOBAL FINANCIAL SERVICES MASTER TRUST

Responses to items 1, 2, 3 and 8 have been omitted pursuant to paragraph 2(b) of instruction B of the General Instructions to Form N-1A.

Global Financial Services Master Trust (the “Trust”) is part of a master-feeder structure. Global Financial Services Portfolio (the “Portfolio”) is a separate portfolio (i.e. series) of the Trust. Part A of this Registration Statement should be read in conjunction with Post-Effective Amendment No. 7 of the Registration Statement on Form N-1A (Securities Act File No. 333-80061 and Investment Company Act File No. 811-09375) of Merrill Lynch Global Financial Services Fund, Inc. (the “Fund”), as amended to date (the “Fund’s Registration Statement”). Part A of the Fund’s Registration Statement includes the prospectus of the Fund

To date, the Fund invests all of its assets in beneficial interests in the Portfolio. The Fund is the only Feeder Fund that currently invests in the Portfolio. The Fund and any other feeder fund that may invest in the Portfolio are referred to herein as “Feeder Funds.”

Item 4.    Investment Objective, Principal Investment Strategies, and Related Risks.

(a)  Investment Objective.

The investment objective of the Portfolio is capital appreciation.

(b)  Implementation of Investment Objective.

Outlined below are the main strategies the Portfolio uses in seeking to achieve its objective.

Under normal circumstances, the Portfolio invests at least 80% of its assets in equity securities of U.S. and foreign financial services companies. This policy is a non-fundamental policy of the Portfolio and may only be changed with 60 days prior notice to shareholders. The Portfolio considers a “financial services” company to be one that, in the most recent fiscal year, derived at least 50% of its revenues or earnings from, or devoted at least 50% of its assets to, financial services. Financial services include banking, mortgage lending and servicing, securities and commodities trading, investment management, insurance, real estate, providing financial guarantees, leasing, credit card servicing and lending.

The Portfolio will invest primarily in equity securities. Equity securities consist of:

•	Common Stock

•	Preferred Stock

•	Securities convertible into common stock

•	Derivatives, such as futures, forwards and options, the value of which is based on an index, common stock, a group of common stocks or currency.

The Portfolio will focus on investing in common stock.

In choosing portfolio securities, Portfolio management emphasizes industries within the financial services sector that Portfolio management believes may outperform the sector generally. An industry within the financial services sector may outperform that sector as a whole due to superior growth prospects, industry consolidation, ability to capitalize on, or lesser vulnerability to, stages of the business cycle, or changes in regulation. Portfolio management chooses individual investment within a financial services industry based on fundamental financial analysis, and seeks to identify financial services companies that are undervalued relative to the Portfolio’s assessment of their future earnings potential. The Portfolio looks for companies with strong management, above-average per share earnings growth, high returns on capital, pricing flexibility, promising new products or leading market positions that the Portfolio believes have better prospects for earnings than are anticipated by other investors. The Portfolio also looks for companies in consolidating financial services industries that Portfolio management believes may benefit from consolidation.

The Portfolio may also look for financial services companies that have the potential to prosper from deregulation or technological innovation. Historically, financial services and the companies that provide them have been highly regulated in many countries. Currently, many countries have taken steps to or are moving to deregulate certain financial services industries, particularly securities dealing and brokerage, and permit greater competition. At the same time, technological innovations, such as the development of the internet, continue to change the way services are provided in certain financial services industries. Deregulation and technological innovations may allow certain financial services companies to increase earnings at a faster rate. Deregulation and technological innovations, however, present both risks and opportunities for investors in financial services companies. Deregulation and technological innovation may result in certain financial services companies being able to expand and grow earnings, while others may be forced to defend their core businesses from increased competition and may, therefore, be less profitable.

The Portfolio may invest in companies of any size, but it will focus mainly on large and medium-sized companies with market capitalizations greater than $1 billion. As a global financial services fund, the Portfolio will make investments throughout the world, and there are no limits on the Portfolio’s ability to invest in any country or geographic region. The Portfolio can invest primarily in U.S. securities, primarily in foreign securities, or partly in U.S. securities and partly in foreign securities. The Portfolio may invest in companies in emerging markets, including Russia, but Portfolio management anticipates that a substantially greater portion of the Portfolio’s investments will be in companies in developed countries. Currently, Portfolio management anticipates that the Portfolio will invest more of its assets in U.S. securities than in securities of any other single country.

The Portfolio may invest in securities denominated in currencies other than the U.S. dollar. The Portfolio’s return on investments denominated in foreign currencies will be affected by changes in currency exchange rates.

The Portfolio has no stated minimum holding period for investments and will buy or sell securities whenever Portfolio management sees an appropriate opportunity.

Other Strategies.    In addition to the main strategies discussed above, the Portfolio may use certain other investment strategies:

The portfolio may also purchase preferred stock, convertible securities and non-convertible fixed income securities.

The Portfolio may invest up to 20% of its assets in nonconvertible fixed income securities under normal circumstances, and may invest a greater percentage of its assets in nonconvertible fixed income securities on occasion as a temporary defensive measure. The Portfolio will normally invest a portion of its assets in short-term debt securities, such as commercial paper. Short-term debt securities can be sold easily and have limited risk of loss, but earn only limited returns. The Portfolio invests in short-term debt securities in order to achieve short-term earnings when the Portfolio is unable to find enough attractive long-term investments; to reduce exposure to equities when Portfolio management believes it is advisable to do so; and to be able to meet redemptions, if necessary.

The Portfolio may as a temporary defensive measure invest without limitation, in cash or cash equivalents and investment grade, short term securities including money market instruments denominated in U.S. dollars or foreign currencies. Short term investments and temporary defensive positions can be easily sold and have limited risk of loss but may prevent the Portfolio from meeting its investment objective during temporary periods.

The Portfolio may also invest in longer-term nonconvertible debt securities, including low rated “junk” bonds, when it finds these investments to have capital appreciation opportunities equal to or greater than equities. The Portfolio will limit its investments in junk bonds to no more than 5% of its total assets.

The Portfolio may invest in securities the potential return of which is based on the change in a specified interest rate or equity index (e.g., an “indexed note”). For example, the Portfolio may invest in a security that pays a variable amount of interest or principal based on the current level of a securities index, such as the Dow Jones Financial Industry Index. Certain indexed notes have greater sensitivity to changes in interest rates or equity index levels than other securities, and the Portfolio’s investments in such instruments may decline in value significantly if interest rate or equity index levels move in a manner not anticipated by Portfolio management.

The Portfolio may also use other derivatives, such as futures, forwards and options. Derivatives are financial instruments whose value is derived from another security, index or currency. The Portfolio may use derivatives for hedging purposes, including anticipatory hedges, and may also use indexed notes and options on securities to seek increased return.

The Portfolio may engage in currency transactions to seek to hedge against the risk of loss from changes in currency exchange rates, but Portfolio management cannot guarantee that it will be able to enter into such transactions or that such transactions will be effective. The Portfolio is not required to hedge and may choose not to do so.

The Portfolio may invest uninvested cash balances in affiliated money market funds and may also lend its portfolio securities.

(c)  Risks.

This section contains a summary discussion of the risks of investing in the Portfolio. As with any fund, there can be no guarantee that the Portfolio will meet its objective or that the Portfolio’s performance will be positive over any period of time.

Set forth below are the main risks of investing in the Portfolio:

Market Risk and Selection Risk—Market risk is the risk that one or more markets in which the Portfolio invests will go down in value, including the possibility that the market will go down sharply and unpredictably. Because the Fund invests in a single economic, the Fund’s market risk is increased relative to that sector. Selection risk is the risk that the securities that Portfolio management selects will underperform the markets, the relevant indices or other funds with a similar investment objective and investment strategies.

Sector Risk—Sector risk is the risk that the Portfolio’s concentration in the securities of companies in a specific market sector or industry will cause the Portfolio to be more exposed to the price movements of companies in and developments affecting that sector than a more broadly diversified fund. Because the Portfolio invests primarily in one sector, there is the risk that the Portfolio will perform poorly during a downturn in that sector.

Financial Services Industry Risk—When interest rates go up, the value of securities issued by many types of financial services companies generally goes down. In many countries, financial services and the companies that provide them are regulated by governmental entities, which can increase costs for new services or products and make it difficult to pass increased costs on to consumers. In certain areas, deregulation of financial services companies has resulted in increased competition and reduced profitability for certain companies.

Economic Cycle Risk—The profitability of many types of financial services companies may be adversely affected in certain market cycles, including periods of rising interest rates, which may restrict the availability and increase the cost of capital, and declining economic conditions, which may cause credit losses due to financial difficulties of borrowers. Because many types of financial services companies are vulnerable to these economic cycles, a large portion of the Portfolio’s investments may lose value during such periods.

Foreign Market Risk—Securities traded on foreign markets have often (though not always) performed differently from securities traded in the United States. However, such investments involve special risks not present in U.S. investments that can increase the chances that the Portfolio will lose money. In particular, the Portfolio is subject to the risk that because there are generally fewer investors on foreign exchanges and a smaller number of shares traded each day, it may make it difficult for the Portfolio to buy and sell securities on those exchanges. In addition, prices of foreign securities may go up and down more than prices of securities traded in the United States.

Foreign Economy Risk—The economies of certain foreign markets may not compare favorably with the economy of the United States with respect to such issues as growth of gross national product, reinvestment of capital, resources and balance of payments position. Certain such economies may rely heavily on particular industries or foreign capital and are more vulnerable to diplomatic developments, the imposition of economic sanctions against a particular country or countries, changes in international trading patterns, trade barriers and other protectionist or retaliatory measures.

Investments in foreign markets may also be adversely affected by governmental actions such as the imposition of capital controls, nationalization of companies or industries, expropriation of assets or the imposition of punitive taxes. In addition, the governments of certain countries may prohibit or impose substantial restrictions on foreign investing in their capital markets or in certain industries. Any of these actions could severely affect security prices, impair the Portfolio’s ability to purchase or sell foreign securities or transfer the Portfolio’s assets or income back into the United States, or otherwise adversely affect the Portfolio’s operations.

Other foreign market risks include foreign exchange controls, difficulties in pricing securities, defaults on foreign government securities, difficulties in enforcing favorable legal judgments in foreign courts and political and social instability. Legal remedies available to investors in certain foreign countries may be less extensive than those available to investors in the United States or other foreign countries.

Currency Risk—Securities in which the Portfolio invests may be denominated or quoted in currencies other than the U.S. dollar. Changes in foreign currency exchange rates affect the value of the Portfolio’s portfolio. Generally, when the U.S. dollar rises in value against a foreign currency, a security denominated in that currency loses value because the currency is worth fewer U.S. dollars. Conversely, when the U.S. dollar decreases in value against a foreign currency, a security denominated in the currency gains value because the currency is worth more U.S. dollars. This risk, generally known as “currency risk,” means that a stronger U.S. dollar will reduce returns for U.S. investors while a weak U.S. dollar will increase those returns.

Governmental Supervision and Regulation/Accounting Standards—Many foreign governments supervise and regulate stock exchanges, brokers and the sale of securities less than the United States does. Some countries may not have laws to protect investors the way that the U.S. securities laws do. For example, some foreign countries may have no laws or rules against insider trading. Insider trading occurs when a person buys or sells a company’s securities based on non-public information about that company. Accounting standards in other countries are not necessarily the same as in the United States. If the accounting standards in another country do not require as much detail as U.S. accounting standards, it may be harder for Portfolio management to completely and accurately determine a company’s financial condition.

Certain Risks of Holding Portfolio Assets Outside the United States—The Portfolio generally holds its foreign securities and cash in foreign banks and securities depositories. Some foreign banks and securities depositories may be recently organized or new to the foreign custody business. In addition, there may be limited or no regulatory oversight over their operations. Also, the laws of certain countries may put limits on the Portfolio’s ability to recover its assets if a foreign bank, depository or issuer of a security, or any of their agents, goes bankrupt. In addition, it is often more expensive for the Portfolio to buy, sell and hold securities in certain foreign markets than in the United States. The increased expense of investing in foreign markets reduces the amount the Portfolio can earn on its investments and typically results in a higher operating expense ratio for the Portfolio than for investment companies invested only in the United States.

Settlement Risk—Settlement and clearance procedures in certain foreign markets may differ significantly from those in the United States. Foreign settlement procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically generated by the settlement of U.S. investments. Communications between the United States and emerging market countries may be unreliable, increasing the risk of delayed settlements or losses of security certificates. Settlements in certain foreign countries at times have not kept pace with the number of securities transactions; these problems may make it difficult for the Portfolio to carry out transactions. If the Portfolio cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Portfolio cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Portfolio could be liable to that party for any losses incurred.

Emerging Markets Risk—The risks of foreign investments are usually much greater for emerging markets. Investments in emerging markets may be considered speculative. Emerging markets include those in countries defined as emerging or developing by the World Bank, the International Finance Corporation, or the United Nations. Emerging markets are riskier because they often develop unevenly and may never fully develop. They are more likely to experience hyperinflation and currency devaluations, which adversely affects returns to U.S. investors. In addition, the securities markets in many of these countries have far lower trading volumes and less liquidity than developed markets. Since these markets are so small, they may be more likely to suffer sharp and frequent price changes or long-term price depression because of adverse publicity, investor perceptions, or the actions of a few large investors. In addition, traditional measures of investment value used in the United States, such as price to earnings ratios, may not apply to certain small markets.

Many emerging markets have histories of political instability and abrupt changes in policies. As a result, their governments are more likely to take actions that are hostile or detrimental to private enterprise or foreign investment than those of more developed countries. Certain emerging markets may also face other significant internal or external risks, including the risk of war, and ethnic, religious, and racial conflicts. In addition, governments in many emerging market countries participate to a significant degree in their economies and securities markets, which may impair investment and economic growth.

Mid Cap Securities—The securities of mid cap companies generally trade in lower volumes and are generally subject to greater and less predictable price changes than the securities of larger capitalization companies.

The Portfolio may also be subject to certain other risks associated with its investments and investment strategies, including:

Borrowing and Leverage Risk—The Portfolio may borrow for temporary or emergency purposes, including to meet redemptions, for the payment of dividends, for share repurchases or for the clearance of transactions. Borrowing may exaggerate changes in the net asset value of Portfolio interests and in the return on its portfolio. Borrowing will cost the Portfolio interest expense and other fees. The costs of borrowing may reduce the Portfolio’s return. Certain derivative securities that the Portfolio may buy or other techniques that the Portfolio may use may create leverage, including, but not limited to, when issued securities, forward commitments and futures contracts and options.

Securities Lending—The Portfolio may lend securities with a value up to 33 1/3% of its total assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral. Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the Portfolio may lose money and there may be a delay in recovering the loaned securities. The Portfolio could also lose money if it does not recover the securities and/or the value of the collateral falls, including the value of investments made with cash collateral. These events could trigger adverse tax consequences to the Portfolio.

Derivatives—The Portfolio may use derivative instruments for hedging purposes or to seek to enhance returns. Derivatives allow the Portfolio to increase or decrease its risk exposure more quickly and efficiently than other types of instruments. Derivatives are volatile and involve significant risks, including:

Credit risk—the risk that the counterparty (the party on the other side of the transaction) on a derivative transaction will be unable to honor its financial obligation to the Portfolio.

Currency risk—the risk that changes in the exchange rate between currencies will adversely affect the value (in U.S. dollar terms) of an investment.

Leverage risk—the risk associated with certain types of investments or trading strategies that relatively small market movements may result in large changes in the value of an investment. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.

Liquidity risk—the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is currently worth.

The Portfolio may use derivatives, including anticipatory hedges, for hedging purposes or to seek to enhance returns. The Portfolio may also use indexed notes and write covered options to enhance income. Hedging is a strategy in which the Portfolio uses a derivative to offset the risks associated with other Portfolio holdings. While hedging can reduce losses, it can also reduce or eliminate gains or cause losses if the market moves in a different manner than anticipated by the Portfolio or if the cost of the derivative outweighs the benefit of the hedge. Hedging also involves the risk that changes in the value of the derivative will not match those of the holdings being hedged as expected by the Portfolio, in which case any losses on the holdings being hedged may not be reduced and may be increased. There can be no assurance that the Portfolio’s hedging strategy will reduce risk or that hedging transactions will be either available or cost effective. The Portfolio is not required to use hedging and may choose not to do so.

Because the Portfolio may use derivatives to seek to enhance returns, its investments will expose the Portfolio to the risks outlined above to a greater extent than if the Portfolio used derivatives solely for hedging purposes. Use of derivatives to seek to enhance returns may be considered speculative.

Indexed and Inverse Securities—The Portfolio may invest in securities the potential return of which is directly related to changes in an underlying index, known as indexed securities. The return on indexed securities will rise when the underlying index rises and fall when the index falls. The Portfolio may also invest in securities whose return is inversely related to changes in an interest rate or index (“inverse securities”). In general, the return on inverse securities will decrease when the underlying index or interest rate goes up and increase when that index or interest rate goes down. Certain indexed and inverse securities have greater sensitivity to changes in interest rates or equity index levels than other securities, and the Portfolio’s investment in such instruments may decline significantly in value if interest rates or equity index levels move in a way Portfolio management does not anticipate.

Convertible Securities—Convertible securities generally are debt securities or preferred stock that may be converted into common stock. Convertibles typically pay current income as either interest (debt security convertibles) or dividends (preferred stock). A convertible’s value usually reflects both the stream of current income payments and the market value of the underlying common stock. The market value of a convertible performs like that of a regular debt security; that is, if market interest rates rise, the value of a convertible usually falls. In addition, convertible securities are subject to the risk that the issuer will not be able to pay interest or dividends when due, and their market value may change based on changes in the issuer’s credit rating or the market’s perception of the issuer’s creditworthiness. Since it derives a portion of its value from the common stock into which it may be converted, a convertible security is also subject to the same types of market and issuer risk as apply to the underlying common stock.

Illiquid Securities—The Portfolio may invest up to 15% of its net assets in illiquid securities that it cannot sell within seven days at approximately current value. If the Portfolio buys illiquid securities it may be unable to quickly sell them or may be able to sell them only at a price below current value.

Restricted Securities—Restricted securities have contractual or legal restrictions on their resale. They include private placement securities that have not been registered under the applicable securities laws. Private placement and other restricted securities may not be listed on an exchange and may have no active trading market.

Restricted securities may be illiquid. The Portfolio may be unable to sell them on short notice or may be able to sell them only at a price below current value. The Portfolio may get only limited information about the issuer, so it may be less able to predict a loss. In addition, if the Investment Adviser receives material adverse nonpublic information about the issuer, the Portfolio will not be able to sell the securities.

Small Cap Securities Risk—Small cap companies may have limited product lines or markets. They may be less financially secure than larger, more established companies. They may depend on a smaller number of key personnel. If a product fails, or if management changes, or there are other adverse developments, the Portfolio’s investment in a small cap company may lose substantial value.

The securities of small cap companies generally trade in lower volumes and are subject to greater and more unpredictable price changes than larger cap securities or the stock market as a whole. In addition, small cap securities may be particularly sensitive to changes in interest rates, borrowing costs and earnings. Investing in smaller companies requires a long-term view.

Debt Securities—Debt securities, such as bonds, involve credit risk. Credit risk is the risk that the borrower will not make timely payments of principal and interest. Changes in an issuer’s credit rating or the market’s perception of an issuer’s creditworthiness may also affect the value of the Portfolio’s investment in that issuer. The degree of credit risk depends on the issuer’s financial condition and on the terms of the securities. Debt securities are also subject to interest rate risk. Interest rate risk is the risk that the value of a debt security may fall when interest rates rise. In general, the market price of debt securities with longer maturities will go up or down more in response to changes in interest rates than the market price of shorter term securities.

Item 5.    Management, Organization, and Capital Structure.

(a)(1)  Investment Adviser.

Fund Asset Management, L.P. (“FAM” or the “Investment Adviser”) is the Portfolio’s Investment Adviser and manages the Portfolio’s investments and its business operations under the overall supervision of the Board of Trustees of the Trust. The Investment Adviser has the responsibility for making all investment decisions for the Portfolio. The Investment Adviser has a sub-advisory agreement with Merrill Lynch Asset Management U.K. Limited (“MLAM UK”), an affiliate, under which the Investment Adviser may pay a fee for services it receives.

For the fiscal year ended September 30, 2004, the Investment Adviser received a fee at the annual rate of 0.40% of the Portfolio’s average daily net assets.

FAM was organized as an investment adviser in 1977 and offers investment advisory services to more than 50 registered investment companies. Merrill Lynch Asset Management U.K. Limited was organized as an investment adviser in 1986 and acts as sub-adviser to more than 50 registered investment companies. FAM and its affiliates had approximately $496 billion in investment company and other portfolio assets under management as of December 2004.

Conflicts of Interest

The investment activities of the Investment Adviser and its affiliates in the management of, or their interest in, their own accounts and other accounts they manage, may present conflicts of interest that could disadvantage the Portfolio and its interest holders. The Investment Adviser provides investment management services to other funds and discretionary managed accounts that follow an investment program similar to that of the Portfolio. Merrill Lynch (including, for these purposes, the Investment Adviser, Merrill Lynch & Co., Inc. and their affiliates, directors, partners, trustees, managing members, officers and employees), is a diversified global financial services firm involved with a broad spectrum of financial services and asset management activities, that may, for example, engage in the ordinary course of business in activities in which its interests or the interests of its clients may conflict with those of the Portfolio. Merrill Lynch’s trading activities are carried out without reference to positions held directly or indirectly by the Portfolio and may result in Merrill Lynch having positions that are adverse to those of the Portfolio. Merrill Lynch is not under any obligation to share any investment opportunity, idea or strategy with the Portfolio. As a result, Merrill Lynch may compete with the Portfolio for appropriate investment opportunities. In addition, the Portfolio may invest in securities of companies with which Merrill Lynch has or is trying to develop investment banking relationships. The Portfolio also may invest in securities of companies for which Merrill Lynch provides or may some day provide research coverage. The Portfolio may also make brokerage and other payments to Merrill Lynch in connection with the Portfolio’s portfolio investment transactions.

Under a securities lending program approved by the Trust’s Board of Trustees, the Portfolio has retained an affiliate of the Investment Adviser to serve as the securities lending agent for the Portfolio to the extent that the Portfolio engages in the securities lending program. For these services, the lending agent may receive a fee from the Portfolio, including a fee based on the returns earned on the Portfolio’s investment of the cash received as collateral for the loaned securities. In addition, Merrill Lynch is among the entities to which the Portfolio may lend its portfolio securities under the securities lending program.

The activities of the Investment Adviser or its affiliates may give rise to other conflicts of interest that could disadvantage the Portfolio and its interest holders. See Part B of this registration statement for further information.

(a)(2)  Portfolio Manager.

Walid Kassem has been the Vice President and Portfolio Manager of the Portfolio since 2002. Mr. Kassem is primarily responsible for the day to day management of the Portfolio. Mr. Kassem has been a Managing Director of Merrill Lynch Investment Managers, an affiliate of the Investment Adviser, since 1998 and was a Vice President thereof from 1996 to 1998. Mr. Kassem has been a Portfolio Manager with Merrill Lynch Investment Managers and the Investment Adviser since 1998.

(b)  Capital Stock.

Investors in the Trust have no preemptive or conversion rights and beneficial interests in the Trust are fully paid and non-assessable. The Trust has no current intention to hold annual meetings of investors, except to the extent required by the Investment Company Act, but will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Upon liquidation of the Trust or the Portfolio, investors would be entitled to share, in proportion to their investment in the Trust or Portfolio (as the case may be), in the assets of the Trust or Portfolio available for distribution to investors.

The Trust is organized as a Delaware statutory trust and currently consists of one portfolio. Each investor is entitled to a vote in proportion to its investment in the Trust or the Portfolio (as the case may be). Investors in the Portfolio will participate equally in accordance with their pro rata interests in the earnings, dividends and assets of the Portfolio. The Trust reserves the right to create and issue interests in additional portfolios.

Investments in the Trust may not be transferred except with the prior written consent of all of the Trustees, but an investor may withdraw all or any portion of its investment in the Portfolio on any day on which the New York Stock Exchange (“NYSE”) is open for trading at the net asset value as calculated at the close of trading (normally 4:00 p.m. Eastern Standard time). Additionally, an investor may transfer any or all of its investment to another current shareholder without the express prior written consent of the Trustees.

Item 6.    Shareholder Information.

(a)  Pricing of Beneficial Interests in the Portfolio.

The aggregate net asset value of the Portfolio is determined once daily Monday through Friday as of the close of business on the NYSE on each day the NYSE is open for trading based upon prices at the time of closing. The NYSE generally closes at 4:00 p.m., Eastern time. Foreign securities owned by the Portfolio may trade on weekends or other days when the Portfolio does not price its interests. As a result, the Portfolio’s net asset value may change on days when interest holders will not be able to purchase or redeem the interests in the Portfolio. Any assets or liabilities initially expressed in terms of foreign currencies are translated into U.S. dollars at the prevailing market rates as quoted by one or more banks or dealers on the day of valuation. The NYSE is not open for trading on New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Generally, trading in foreign securities, as well as U.S. government securities and money market instruments and certain fixed income securities, is substantially completed each day at various times prior to the close of business on the NYSE. The values of such securities used in computing the net asset value of the Portfolio’s shares are determined as of such times. Foreign currency exchange rates also are generally determined prior to the close of business on the NYSE. Occasionally, events affecting the values of such securities and such exchange rates may occur between the times at which they are determined and the close of business on the NYSE that may not be reflected in the computation of the Portfolio’s net asset value. If market quotations are not readily available or, in the Investment Adviser’s judgment, do not accurately reflect fair value for a security or if a security’s value has been materially affected by events occurring after the close of the market on which the security is principally traded, that security may be valued by another method that the Board of Trustees believes accurately reflects the fair value.

The Board has adopted valuation procedures for the Portfolio and has delegated the day-to-day responsibility for fair value determinations to the Investment Adviser’s Valuation Committee. Fair value determinations by the Investment Adviser that materially affect the Portfolio’s net asset value are subject to review, approval or ratification, as appropriate, by the Board. In determining whether current market prices are readily available or reliable, the Investment Adviser monitors the information it receives in the ordinary course of its investment management responsibilities for significant events that it believes in good faith will affect the market prices of the securities of issuers held by the Portfolio. Those may include events affecting specific issuers (for example, a halt in trading of the securities of an issuer on an exchange during the trading day or a company announcement) or events affecting securities markets generally (for example, market volatility or a natural disaster).

If, after the close of the principal market on which a security held by the Portfolio is traded and before the time as of which the Portfolio’s net asset value is calculated that day, a significant event occurs that the Investment Adviser learns of and believes in the exercise of its judgment will cause a material change in the value of that security from the closing price of the security on the principal market on which it is traded, the Investment Adviser will use its best judgment to determine a fair value for that security. The Investment Adviser believes that foreign securities values may be affected by volatility that occurs in U.S. markets on a trading day after the close of foreign securities markets. The fair valuation procedures, therefore, include a procedure whereby foreign securities prices may be “fair valued” by an independent pricing service approved by the Board of Trustees to take those factors into account.

The Portfolio’s use of fair value pricing is designed to ensure that the Portfolio’s net asset value reflects the value of its underlying portfolio securities as accurately as possible. There can be no assurance, however, that a fair valuation used by the Portfolio on any given day will more accurately reflect the market value of a security or securities than the market price of such security or securities on that day.

The aggregate net asset value of the Portfolio is the value of the securities held by the Portfolio plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses). Expenses, including the fee payable to the Investment Adviser, are accrued daily. Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each day the NYSE is open for trading. The value of each investor’s interest in the Portfolio will be determined after the close of business on the NYSE by multiplying the net asset value of the Portfolio by the percentage, effective for that day, that represents the investor’s share of the aggregate interests in the Portfolio. Any additions or withdrawals to be effected on that day will then be effected. The investor’s percentage of the aggregate beneficial interests in the Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor’s investment in the Portfolio as of the time of determination on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of such time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor’s interest in the Portfolio after the close of business of the NYSE or the next determination of net asset value of the Portfolio.

(b)  Purchase of Beneficial Interests in the Portfolio.

Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by a limited number of institutional investors including investment companies, common or commingled trust funds, group trusts, and certain other “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

There is no minimum initial or subsequent investment in the Portfolio. However, because the Portfolio intends to be as fully invested at all times as is reasonably consistent with its investment objective and policies in order to enhance the yield on its assets, investments must be made in federal funds (i.e., monies credited to the account of the Portfolio’s custodian bank by a Federal Reserve Bank) or in marketable securities acceptable to the Investment Adviser and consistent with the investment objective, policies and restrictions of the Portfolio.

The Portfolio reserves the right to cease accepting investments at any time or to reject any investment order.

(c)  Redemption of Beneficial Interests in the Portfolio.

A Feeder Fund may withdraw all or a portion of its investment in the Portfolio on any business day at the net asset value next determined after a withdrawal request in proper form is furnished by the investor to the Portfolio. The proceeds of the withdrawal will be paid by the Portfolio normally on the business day on which the withdrawal is effected, but in any event within seven days. Investments in the Portfolio may not be transferred without the prior written consent of all of the Trustees except that an investor may transfer any or all of its investment to another current shareholder without such consent.

(d)  Dividends and Distributions. Not Applicable.

(e) Frequent Purchase and Redemption of Portfolio Interests

The Portfolio does not offer its beneficial interests for sale to the general public, nor does it offer an exchange privilege. However, the Portfolio may be adversely affected by short-term trading in shares of the Fund. See “Your Account - How to Buy, Sell, Transfer and Exchange Shares - Short-Term Trading” in Part A of the Fund’s Registration Statement for more information.

(f)  Tax Consequences.

Because the Trust intends to operate as a partnership for Federal income tax purposes, the Trust will not be subject to any income tax. Based upon the status of the Trust as a partnership, a Feeder Fund will take into account its share of the Trust’s ordinary income, qualified dividend income eligible for taxation at reduced rates, capital gains, losses, deductions and credits in determining its income tax liability. The determination of a Feeder Fund’s share of the Trust’s ordinary income, qualified dividend income eligible for taxation at reduced rates, capital gains, deductions and credits will be made in accordance with the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

Item 7.    Distribution Arrangements.

(a)  Sales Loads. Not Applicable.

(b)  12b-1 Fees. Not Applicable.

(c)  Multiple Class and Master Feeder Funds.

The Trust is part of a master/feeder structure. Members of the general public may not purchase beneficial interests in the Trust. However, the Trust may sell beneficial interests to other affiliated and non-affiliated investment companies and/or institutional investors. A Feeder Fund acquires an indirect interest in the securities owned by the Trust and will pay a proportionate share of the Trust’s expenses. A Feeder Fund is not required to sell its shares to the public at the same price as another Feeder Fund. Feeder Funds may have different sales commissions and operating expenses. These different sales commissions and operating expenses may result in differences in returns among the Feeder Funds.

The Trustees of the Trust believe that the “master/feeder” fund structure may enable the Trust to reduce costs through economies of scale. A larger investment portfolio for the Trust may reduce certain transaction costs to the extent that contributions to and redemptions from the Trust’s portfolio by the various Feeder Funds may offset each other and produce a lower net cash flow.

A Feeder Fund’s investment in the Trust may, however, be adversely affected by the actions of other Feeder Funds. For example, if a large Feeder Fund reduces its investment in the Trust or withdraws from the Trust, the remaining Feeder Funds may bear higher pro rata operating expenses. However, this possibility also exists for traditionally structured funds with large investors. A Feeder Fund might also withdraw from the Trust if the Trust voted to change its investment objective, policies or limitations in a manner not acceptable to the directors of that Feeder Fund. The withdrawal of all of a Feeder Fund’s assets from the Trust may affect the investment performance of the Feeder Fund and the Trust.

The Trust normally will not hold meetings of investors except as required by the Investment Company Act. Each Feeder Fund will be entitled to vote in proportion to its interest in the Trust. When a Feeder Fund is requested to vote on matters pertaining to the Trust, the Feeder Fund will hold a meeting of its shareholders and will vote its interest in the Trust proportionately to the voting instructions received from the shareholders of the Feeder Fund. For more information about the “master/feeder” structure, please see Part A of the Fund’s Registration Statement under “Master/Feeder Structure.”

PART B

January 28, 2005

GLOBAL FINANCIAL SERVICES MASTER TRUST

Item 9.    Cover Page and Table of Contents.

This Part B, which is not a prospectus, supplements, and should be read in conjunction with, the current Part A of Global Financial Services Master Trust (the “Trust”), dated January 28, 2005, as it may be revised from time to time (the “Trust’s Part A”). The Trust currently has one series, Global Financial Services Portfolio (the “Portfolio”). The Trust’s Part A is incorporated herein by reference and this Part B is incorporated by reference in the Trust’s Part A.

As permitted by General Instruction D to Form N-1A, responses to certain items required to be included in Part B of this Registration Statement are incorporated herein by reference from (a) Post-Effective Amendment No. 7 of the Registration Statement on Form N-1A (Securities Act File No. 333-80061 and Investment Company Act File No. 811-09375) of Merrill Lynch Global Financial Services Fund, Inc. (the “Fund”), as amended to date (the “Fund’s Registration Statement”). Part A of the Fund’s Registration Statement includes the prospectus of the Fund. Part B of the Fund’s Registration Statement includes the Statement of Additional Information of the Fund.

The Trust is part of a “master/feeder” structure. The Fund invests its assets in beneficial interests of the Trust. The Fund is the only feeder fund that currently invests in the Trust. The Fund and any other feeder fund that may invest in the Trust are referred to herein as “Feeder Funds.”

Item 10.    Trust History.

The Trust was organized on August 19, 1999 as a statutory business trust under the laws of the State of Delaware. The Portfolio is a series of the Trust.

Item 11.    Description of the Portfolio and its Investments and Risks.

The following information supplements and should be read in conjunction with Item 4 of the Trust’s Part A.

Information relating to the fundamental investment restrictions and the non-fundamental investment policies and restrictions of the Portfolio, the types of securities purchased by the Portfolio, the investment techniques used by the Portfolio, and certain risks relating thereto, as well as other information relating to the Portfolio’s investment programs, is incorporated herein by reference from the section entitled “Investment Objective and Policies” in Part I of Part B of the Fund’s Registration Statement and the section entitled “Investment Risks and Considerations” in Part II of Part B of the Fund’s Registration Statement.

Information on the Trust’s policies and procedures with respect to the selective disclosure of the portfolio holdings of the Portfolio is incorporated herein by reference to the section entitled “Management and Other Service Arrangements—Selective Disclosure of Portfolio Holdings” in Part II of Part B of the Fund’s Registration Statement.

Item 12.    Management of the Registrant.

(a)  Management Information.

The Board of Trustees of the Trust consists of seven individuals, six of whom are not “interested persons” of the Trust as defined in the Investment Company Act (the “non-interested Directors/Trustees”). The same individuals serve as Directors of the Fund. The Trustees are responsible for the overall supervision of the operations of the Trust and perform the various duties imposed on the trustees of investment companies by the Investment Company Act.

Certain biographical and other information relating to the non-interested Trustees of the Trust is set forth below, including their ages, their principal occupations for at least the last five years, the length of time served, the total number of portfolios overseen in the complex of funds advised by Fund Asset Management, L.P. (“FAM” or the “Investment Adviser”), Merrill Lynch Investment Managers, L.P. (“MLIM”), and their affiliates (“MLIM/FAM-advised funds”) and other public directorships.

Name, Address* and Age of Trustee	Position(s) Held with the Trust	Term of Office** and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of MLIM/FAM- Advised Funds and Portfolios Overseen	Public Directorships
Ronald W. Forbes (64) ***	Trustee	Trustee since 1999	Professor Emeritus of Finance, School of Business, State University of New York at Albany since 2000 and Professor thereof from 1989 to 2000; International Consultant, Urban Institute, Washington D.C., from 1995 to 1999.	48 registered investment companies consisting of 48 portfolios	None

Cynthia A. Montgomery (52)	Trustee	Trustee since 1999	Professor, Harvard Business School since 1989; Associate Professor, J.L. Kellogg Graduate School of Management, Northwestern University from 1985 to 1989: Associate Professor, Graduate School of Business Administration, the University of Michigan from 1979 to 1985, Director, Harvard Business School Publishing since 2005.	48 registered investment companies consisting of 48 portfolios	Newell Rubbermaid Inc. (manufacturing)

Name, Address* and Age of Trustee	Position(s) Held with the Trust	Term of Office** and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of MLIM/FAM- Advised Funds and Portfolios Overseen	Public Directorships
Jean Margo Reid (59)	Trustee	Trustee since 2004	Self-employed consultant since 2001; Counsel of Alliance Capital Management (investment adviser) in 2000; General Counsel, Director and Secretary of Sanford C. Bernstein & Co., Inc. (investment adviser/broker-dealer) from 1997 to 2000; Secretary, Sanford C. Berstein Fund, Inc. from 1994 to 2000; Director and Secretary of SCB, Inc. since 1998; Director and Secretary of SCB Partners, Inc. since 2000; and Director of Covenant House from 2001 to 2004.	48 registered investment companies consisting of 48 portfolios	None

Roscoe S. Suddarth (69)	Trustee	Trustee since 2000	President, Middle East Institute from 1995 to 2001; Foreign Service Officer, United States Foreign Service from 1961 to 1995; Career Minister from 1989 to 1995; Deputy Inspector General, U.S. Department of State, from 1991 to 1994; U.S. Ambassador to the Hashemite Kingdom of Jordan, from 1987 to 1990.	48 registered investment companies consisting of 48 portfolios	None

Richard R. West (66)	Trustee	Trustee since 1999	Professor of Finance since 1984, Dean from 1984 to 1993 and currently Dean Emeritus of New York University Leonard N. Stern School of Business Administration.	48 registered investment companies consisting of 48 portfolios	Bowne & Co., Inc. (financial printers); Vornado Realty Trust (real estate holding company); Alexander’s Inc. (real estate company)

Name, Address* and Age of Trustee	Position(s) Held with the Trust	Term of Office** and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of MLIM/FAM- Advised Funds and Portfolios Overseen	Public Directorships
Edward D. Zinbarg (70)	Trustee	Trustee since 2000	Self employed financial consultant since 1994; Executive Vice President of the Prudential Insurance Company of America from 1988 to 1994; Former Director of Prudential Reinsurance Company and former Trustee of the Prudential Foundation.	48 registered investment companies consisting of 48 portfolios	None

*	The address of each non-interested Trustee is P.O. Box 9095, Princeton, New Jersey 08543-9095.
**	Each Trustee serves until his or her successor is elected and qualified, until December 31 of the year in which he or she turns 72, or until his or her death, resignation, or removal as provided in the Trust’s by-laws, or charter or by statute.
***	Chairman of the Audit and Oversight Committee.

Certain biographical and other information relating to the Trustee who is an officer and an “interested person” of the Trust as defined in the Investment Company Act (the “interested Trustee”) and the other officers of the Trust is set forth below, including their ages, their principal occupations for at least the last five years, the length of time served, the total number of portfolios overseen in MLIM/FAM-advised funds and public directorships held.

Name, Address* and Age	Position(s) Held with the Trust	Term of Office** and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of MLIM/FAM- Advised Funds and Portfolios Overseen	Public Directorships
Robert C. Doll, Jr. (50)***	President and Trustee	President and Trustee since 2005****

President of MLIM and FAM since 2001; Co-Head (Americas Region) of MLIM from 2000 to 2001 and Senior Vice President of MLIM and FAM from 1999 to 2001; President and Director of Princeton Services, Inc., (“Princeton Services”) since 2001; President of Princeton Administrators, L.P. since 2001; Chief Investment Officer of OppenheimerFunds, Inc. in 1999 and Executive Vice President thereof from 1991 to 1999.

				107 registered investment companies consisting of 127 portfolios	None
Donald C. Burke (44)	Vice President and Treasurer	Vice President and Treasurer since 1999****	First Vice President of MLIM and FAM since 1997 and the Treasurer thereof since 1999; Senior Vice President and Treasurer of Princeton Services since 1999 and Director since 2004; Vice President of FAMD since 1999; Vice President of MLIM and FAM from 1990 to 1997; Director of Taxation of MLIM from 1990 to 2001.	123 registered investment companies consisting of 162 portfolios	None
Walid Kassem (53)	Vice President and Portfolio Manager	Vice President since 2002	Managing Director of MLIM since 1998; Vice President of the Investment Adviser from 1996 to 1998.	3 registered investment companies consisting of 2 portfolios	None

Name, Address* and Age	Position(s) Held with the Trust	Term of Office** and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of MLIM/FAM- Advised Funds and Portfolios Overseen	Public Directorships
Jeffrey Hiller (53)	Chief Compliance Officer	Chief Compliance Officer since 2004	Chief Compliance Officer of the MLIM/FAM advised funds and First Vice President and Chief Compliance Officer of MLIM since 2004; Global Director of Compliance at Morgan Stanley Investment Management from 2002 to 2004; Managing Director and Global Director of Compliance at Citigroup Asset Management from 2001 to 2002; Chief Compliance Officer at Soros Fund Management in 2000; Chief Compliance Officer at Prudential Financial from 1995 to 2000; Senior Counsel in the Commission’s Division of Enforcement in Washington, DC from 1990 to 1995.	124 registered investment companies consisting of 164 portfolios	None

Alice A. Pellegrino (44)	Secretary	Secretary since 2004	Director (Legal Advisory) of MLIM since 2002; Vice President of MLIM from 1999 to 2002; Attorney associated with MLIM since 1997. Secretary of MLIM; FAM, FAMD and Princeton Services since 2004.	123 registered investment companies consisting of 162 portfolios	None

*	The address for each officer listed is P.O. Box 9011, Princeton, New Jersey 08543-9011
**	Elected by and serves at the pleasure of the Board of Trustees of the Trust.
***	Mr. Doll is an “interested person,” as defined in the Investment Company Act, of the Trust based on his positions with MLIM, FAM, Princeton Services and Princeton Administrators, L.P.
****	As a Trustee, Mr. Doll serves until his successor is elected and qualified, until December 31 of the year in which he turns 72, or until his death, resignation, or removal as provided in the Trust’s by-laws, or charter or by statute.

(b)  Board of Trustees.

Each non-interested Trustee is a member of the Trust’s Audit and Oversight Committee (the “Audit Committee”). The principal responsibilities of the Audit Committee are the appointment, compensation and oversight of the Trust’s independent accountants, including the resolution of disagreements regarding financial reporting between Trust management and such independent accountants. The Audit Committee’s responsibilities include, without limitation, to (i) review with the independent accountants the arrangements for and scope of annual and special audits and any other services provided by the independent accountants to the Trust; (ii) discuss with the independent accountants certain matters relating to the Trust’s financial statements, including any adjustment to such financial statements recommended by such independent accountants or any other results of any audit; (iii) ensure that the independent accountants submit on a periodic basis a formal written statement with respect to their independence, discuss with the independent accountants any relationships or services disclosed in the statement that may impact the objectivity and independence of the Trust’s independent accountants and recommend that the Board take appropriate action in response thereto to satisfy itself of the independent accountants’ independence; and (iv) consider the comments of the independent accountants with respect to the quality and adequacy of the Trust’s accounting and financial reporting policies and practices and internal controls and Trust management’s responses thereto. The Board of the Trust has adopted a written charter for the Audit Committee. The Committee has retained independent legal counsel to assist them in connection with these duties. The Audit Committee during met four times the fiscal year ended September 30, 2004.

Each non-interested Trustee is also a member of the Trust’s Nominating Committee. The principal responsibilities of the Nominating Committee are to identify individuals qualified to serve as non-interested Trustees of the Trust and to recommend its nominees for consideration by the full Board. While the Nominating Committee is solely responsible for the selection and nomination of the Trust’s non-interested Trustees, the Nominating Committee may consider nominations for the office of Trustee made by interest holders of the Trust or Feeder Fund stockholders as it deems appropriate. Interest holders of the Trust or Feeder Fund stockholders who wish to recommend a nominee should send nominations to the Secretary of the Trust that include biographical information and set forth the qualifications of the proposed nominee. The Nominating Committee met three times during the Trust’s fiscal year ended September 30, 2004.

Share Ownership.    Information relating to each Trustee’s share ownership in the Trust and in all registered funds in the MLIM/FAM-advised funds that are overseen by the respective Trustee (“Supervised Funds”) as of December 31, 2004 is set forth in the chart below.

Name	Aggregate Dollar Range of Equity in the Portfolio*	Aggregate Dollar Range of Securities in Supervised Funds
Interested Trustee:
Robert C. Doll, Jr.	N/A	over $100,000
Non-Interested Trustees:
Ronald W. Forbes	N/A	over $100,000
Cynthia A. Montgomery	N/A	over $100,000
Jean Margo Reid	N/A	over $100,000
Roscoe S. Suddarth	N/A	over $100,000
Richard R. West	N/A	over $100,000
Edward D. Zinbarg	N/A	over $100,000

*	The Portfolio does not offer its interests for sale to the public.

As of January 14, 2005, the Trustees and officers of the Trust as a group owned an aggregate of less than 1% of the outstanding shares of the Portfolio. As of December 31, 2004, none of the non-interested Trustees of the Trust or their immediate family members owned beneficially or of record any securities in Merrill Lynch & Co., Inc. (“ML & Co.”).

The Trust, on behalf of the Portfolio, has entered into an investment advisory agreement with FAM (the “Investment Advisory Agreement”) pursuant to which FAM provides the Portfolio with portfolio management and advisory services. FAM has also entered into a sub-advisory agreement with Merrill Lynch Asset Management U.K. Limited (“MLAM U.K.”) (the “Sub-Advisory Agreement”) pursuant to which MLAM U.K. may provide advisory services to the Portfolio.

At each quarterly meeting of the Board of Trustees and the Audit Committee, the Board of Trustees and the Audit Committee each receives, reviews and evaluates information concerning the nature, extent and quality of the personnel of and the services provided by the Investment Adviser, MLAM U.K. and their affiliates. While particular focus is given to information concerning profitability, comparability of fees and total expenses and Portfolio performance at the meeting at which the renewal of the Investment Advisory Agreement and Sub-Advisory Agreement is considered, the evaluation process with respect to the Investment Adviser and MLAM U.K. is an ongoing one. In this regard, the Board’s and the Audit Committee’s consideration of the Investment Advisory Agreement and Sub-Advisory Agreement, respectively, included deliberations at other quarterly meetings in addition to the annual renewal meeting.

In connection with the Board’s consideration of the Investment Advisory Agreement and Sub-Advisory Agreement, the Board received from the Investment Adviser financial and performance data for the Portfolio, information concerning the profitability of the Fund and Trust to the Investment Adviser and information as to services rendered to the Fund and/or the Trust and compensation paid to affiliates of the Investment Adviser by the Fund and/or Trust. The Board reviewed information regarding access to research services from brokers to which the Investment Adviser may have allocated Portfolio brokerage in a “soft dollar” arrangement. The Board also received from Lipper Inc. information concerning the performance of the Portfolio compared to certain other non-MLIM/FAM-advised open-end funds that invest primarily in a global portfolio of equity securities of issuers in the financial services sector, and comparing the Fund’s and Trust’s fee rate for advisory and administrative services and ratios for management expenses, investment-related expenses and total expenses to those of other non-MLIM/FAM-advised open-end funds deemed comparable by Lipper Inc. The Board considered the compensation paid to the Investment Adviser and the services provided to the Fund and the Trust by the Investment Adviser under the Investment Advisory Agreement and by MLAM U.K. under the Sub-Advisory Agreement, as well as other services provided by the Investment Adviser and its affiliates under other agreements, and the personnel who provide these services. In addition to the investment advisory services provided to the Trust, the Investment Adviser and its affiliates provide administrative services, stockholder services, oversight of fund accounting, marketing services, assistance in meeting legal and regulatory requirements, and other services necessary for the operation of the Fund and/or Trust. The Board also considered the direct and indirect benefits to the Investment Adviser from its relationship with the Fund and Trust. Based on their experience as Board members of the Fund and Trust and as directors of other MLIM/FAM-advised funds, the Board members concluded that the Trust benefits, and should continue to benefit, from those services.

In reviewing the Investment Advisory Agreement, the Board focused on the experience, resources and strengths of the Investment Adviser and its affiliates in managing investment companies that invest in equity securities of issuers in the financial services sector located within and outside the United States, among them other MLIM/FAM-advised open-end funds that have investment objectives and strategies similar to those of the Portfolio. The Board considered the amount of equity assets under the management of the Investment Adviser and its affiliates, as well as the experience of the Portfolio’s portfolio management team. The Board noted that the Investment Adviser has over twenty-five years experience investing in equity securities. The Board also noted that Mr. Kassem, the portfolio manager of the Portfolio, has more than ten years’ experience investing in equity securities including those of financial services companies. The Board noted that the Investment Adviser has a high level of expertise in managing the types of investments used by the Portfolio and concluded that the Portfolio benefits, and should continue to benefit, from that expertise. The Board members based their conclusions on their experience as directors of other open-end investment companies managed by the Investment Adviser that invest in equity securities and on their experience with the security analysis and risk management performed by the Investment Adviser.

The Board also reviewed the compliance and administrative services provided to the Fund and/or Trust by the Investment Adviser and MLAM U.K., including oversight of the day-to-day operations and their oversight of accounting. The Investment Adviser, MLAM U.K. and their affiliates provide compliance and administrative services to the Fund and/or the Trust and all the MLIM/FAM-advised funds, as well as to a number of third party fund groups. The Board members, based on their experience as directors of other investment companies managed by the Investment Adviser and its affiliates as well as of the Fund and Trust, also focused on the quality of the Investment Adviser’s compliance and administrative staff. The Board noted that, in addition to the analysts dedicated to the Portfolio’s management team and the analysts and compliance personnel dedicated to the equity management groups, the Investment Adviser has a separate administrative, legal and compliance staff to ensure a high level of quality in the compliance and administrative services provided to the Fund and Trust. The Trustees concluded, based on their experience as Board members, that the compliance and administrative services provided by the Investment Adviser were of a sufficiently high quality to benefit the Trust.

In reviewing the Investment Advisory Agreement, the Board evaluated the Fund’s/Trust’s fee rate for advisory and administrative services and the Portfolio’s historical performance as compared to those of other non-MLIM/FAM-advised comparable open-end funds as provided by Lipper Inc. In particular, the Board noted that the Trust had a contractual advisory fee rate at a common asset level that was the second lowest of the ten funds in the group. The Board also found that the Fund’s/Trust’s actual advisory fee rate, which includes advisory and administrative services and the effects of any fee waivers, as a percentage of total assets at a common asset level was below the median of the funds in its category. The Board also compared the Fund’s/Trust’s total expenses to those of other, similarly managed funds and concluded that the overall expenses were somewhat above (c. 0.25%) the median of the group. The Board noted that the Portfolio’s historical performance was in the first or second quartile for all periods measured and, in particular, was in the top ten of its performance universe for the most recent one year period compared to that of other similarly managed open-end funds. The Board also requested, received and considered profitability information related to the management revenues from the Fund and Trust. Based upon the information reviewed and its discussions, the Board concluded that the advisory fee rate schedule was reasonable in relation to the services provided by the Investment Adviser and MLAM U.K. to the Fund and/or Trust as well as the costs incurred and benefits to be gained by the Investment Adviser, MLAM U.K. and their affiliates in providing such services. The Board also found the investment advisory fee and total expense ratio to be reasonable in comparison to the fees charged by other comparable funds of similar size.

The Board considered whether there should be changes in the advisory fee rate or structure in order to enable the Fund and Trust to participate in any economies of scale that the Investment Adviser may experience as a result of growth in the Trust’s assets. The Boards determined that the current advisory fee structure was reasonable and that no changes were currently necessary. The non-interested Trustees were represented by independent counsel who assisted them in their deliberations.

(c)  Compensation.

Compensation of Trustees

The Trust and the Fund pay each non-interested Trustee a combined fee of $3,000 per year for service on the Board and on the Audit Committee, plus $500 per in-person Board meeting attended and $500 per in-person Committee meeting attended. The Chairman of the Audit Committee receives an additional fee of $1,000 per year. The Trust and the Fund reimburse each non-interested Trustee for his or her out-of-pocket expenses relating to attendance at Board and Audit Committee and any Nominating Committee meetings.

The following table shows the compensation earned by the non-interested Trustees for the Trust’s fiscal year ended September 30, 2004 and the aggregate compensation paid to them by all MLIM/FAM-advised funds for the calendar year ended December 31, 2004.

Director/Trustee	Compensation from Fund/Trust	Pension or Retirement Benefits Accrued as Part of Fund/Trust Expense	Aggregate Compensation from Fund/Trust and Other MLIM/FAM- Advised Funds**
Ronald W. Forbes*	$8,000	None	$284,833
Cynthia A. Montgomery	$7,000	None	$248,833
Jean Margo Reid***	$250	None	$142,733
Charles C. Reilly*†	$2,000	None	$0
Kevin A. Ryan††	$7,000	None	$181,317
Roscoe S. Suddarth	$7,000	None	$248,833
Richard R. West	$7,000	None	$248,833
Edward D. Zinbarg	$7,000	None	$248,833

*	Chairman of the Audit Committee. Mr. Reilly served as Co-Chairman of the Audit Committee from October 1, 2003 to December 31, 2004.
**	For information on the number of MLIM/FAM-advised funds from which each Trustee received compensation, see the chart beginning on Page 13.
***	Ms. Reid became a Trustee effective August 19, 2004.
†	Mr. Reilly retired as Trustee effective January 1, 2004.
††	Mr. Ryan retired as Trustee effective January 1, 2005,

(d)  Sales Loads. Not Applicable.

(e)  Code of Ethics

The Board of Trustees of the Trust has adopted a Code of Ethics under Rule 17j-1 under the Investment Company Act that covers the Trust, the Fund, the MLAM U.K., FAM and FAMD. The Code of Ethics establishes procedures for personal investing and restricts certain transactions. Employees subject to the Code of Ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Trust.

(f)  Proxy Voting Policies

Information relating to the Trust’s proxy voting policies is incorporated by reference to the section entitled “Proxy Voting Policies and Procedures” in Part II of Part B of the Fund’s Registration Statement.

Item 13.    Control Persons and Principal Holders of Securities.

The Fund, a Maryland corporation, controls the Portfolio. As of January 14, 2005, the Fund beneficially owned 100% of the currently outstanding interests of the Portfolio.

All holders of interests (“Holders”) are entitled to vote in proportion to the amount of their interest in a Portfolio or in the Trust, as the case may be. There is no cumulative voting. Accordingly, the Holder or Holders of more than 50% of the aggregate beneficial interests of the Trust would be able to elect all the Trustees. With respect to the election of Trustees and ratification of accountants the shareholders of separate Portfolios vote together; they generally vote separately by Portfolio on other matters.

Item 14.    Investment Advisory and Other Services.

The following information supplements and should be read in conjunction with Item 5 in the Trust’s Part A.

Information relating to the investment management and other services provided to the Trust or on behalf of the Trust is incorporated herein by reference from Part A of the Fund’s Registration Statement or the sub-section entitled “Management and Advisory Arrangements” in Part I of Part B and from the section entitled “Management and Other Service Arrangements” in Part II of Part B of the Fund’s Registration Statement. The following list identifies the specific sections and sub-sections in Part B of the Fund’s Registration Statement under which the information required by Item 14 of Form N-1A may be found. Each listed section is incorporated herein by reference.

Form N-1A Item No.	Sections Incorporated by Reference from Part A or Part B of the Fund’s Registration Statement
Item 14(a)	Part I: Management and Advisory Arrangements
Part II: Management and Other Service Arrangements
Item 14(c)	Part I: Management and Advisory Arrangements
Part II: Management and Other Service Arrangements
Item 14(d)	Part I: Management and Advisory Arrangements
Item 14(e)	Not Applicable
Item 14(f)	Not Applicable
Item 14(g)	Not Applicable
Item 14(h)	Part I: Management and Advisory Arrangements
Part II: Management and Other Service Arrangements
Part A

FAM Distributors, Inc. (“FAMD”), P.O. Box 9081, Princeton, New Jersey, 08543-9081, an affiliate of the Investment Adviser, acts as placement agent for the Trust pursuant to a placement agent agreement (the “Placement Agent Agreement”). Under the Placement Agent Agreement, FAMD receives no compensation for acting as placement agent for the Trust.

Item 15.    Allocation and Other Practices

Information relating to portfolio turnover and brokerage allocation for or on behalf of the Portfolio is incorporated herein by reference from the section entitled “Portfolio Transactions and Brokerage” in Parts I and II of Part B of the Fund’s Registration Statement.

Item 16.    Capital Stock and Other Securities.

The following information supplements and should be read in conjunction with Item 5(b) and Item 6 in the Trust’s Part A. Under the Trust’s Declaration of Trust, the Trustees are authorized to issue beneficial interests in each Portfolio of the Trust. Investors are entitled to participate, in proportion to their investment, in distributions of taxable income, loss, gain and deduction with respect to the Portfolio in which they have invested. Upon liquidation or dissolution of a Portfolio, investors are entitled to share in proportion to their investment in such Portfolio’s net assets available for distribution to its investors. Interests in a Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in a Portfolio generally may not be transferred.

Each investor is entitled to a vote in proportion to the amount of its interest in a Portfolio or in the Trust, as the case may be. Investors in the Trust, or in any Portfolio, do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interests in the Trust may elect all of the Trustees of the Trust if they choose to do so and in such event the other investors in the Trust would not be able to elect any Trustee. The Trust is not required and has no current intention to hold annual meetings of investors but the Trust will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. The Trust will hold annual meetings when required to under the Investment Company Act or other applicable law.

A Portfolio shall be dissolved (i) by the affirmative vote of the Holders holding not less than two-thirds of the beneficial interests in the Portfolio, at any meeting of such Holders or by an instrument in writing, without a meeting signed by a majority of the Trustees and consented to by the Holders holding not less than two-thirds of the beneficial interests in such Portfolio, or (ii) by unanimous consent of the Trustees by written notice of such dissolution to the Holders in such Portfolio. The Trust shall be dissolved upon the dissolution of the last remaining Portfolio.

The Declaration of Trust provides that obligations of the Trust and the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office. The Declaration of Trust provides that the Trust may maintain appropriate insurance (for example, fidelity bond and errors and omissions insurance) for the protection of the Portfolio, their Holders, Trustees, officers, employees and agents covering possible tort and other liabilities. Pursuant to Section 3804 of the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Portfolio of the Trust shall be enforceable against the assets of such Portfolio only and not against the assets of the Trust generally or any other Portfolio thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Portfolio thereof shall be enforceable against the assets of such Portfolio.

The Trust currently consists of one Portfolio. The Trust reserves the right to create and issue interests in a number of additional Portfolios. As indicated above, Holders of each Portfolio participate equally in the earnings and assets of the particular Portfolio. Holders of each Portfolio are entitled to vote separately to approve advisory agreements or changes in investment policy, but Holders of all Portfolios vote together in the election or selection of Trustees and accountants for the Trust. Upon liquidation or dissolution of a Portfolio, the Holders of such Portfolio are entitled to share in proportion to their investment in the net assets of such Portfolio available for distribution to Holders.

Item 17.    Purchase, Redemption and Pricing of Securities.

The following information supplements and should be read in conjunction with Item 6 and Item 7 in the Trust’s Part A.

(a)  Purchase of Beneficial Interests in the Portfolio.

The aggregate net asset value of the Portfolio is determined once daily Monday through Friday as of the close of business on the New York Stock Exchange (“NYSE”) on each day the NYSE is open for trading based upon prices at the time of closing. The NYSE generally closes at 4:00 p.m., Eastern time. The price at which a purchase or redemption is effected is based on the next calculation of net asset value after such an order is placed. Foreign securities owned by the Portfolio may trade on weekends or other days when the Portfolio does not price its interests. As a result, the Portfolio’s net asset value may change on days when interest holders will not be able to purchase or redeem the interests in the Portfolio. Any assets or liabilities initially expressed in terms of non-U.S. dollar currencies are translated into U.S. dollars at the prevailing market rates as quoted by one or more banks or dealers on the day of valuation. The NYSE is not open for trading on New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

The aggregate net asset value of the Portfolio is the value of the securities held by the Portfolio plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses). Expenses, including the fee payable to the Investment Adviser, are accrued daily. Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each day the NYSE is open for trading. The value of each investor’s interest in the Portfolio will be determined after the close of business on the NYSE by multiplying the net aggregate asset value of the Portfolio by the percentage, effective for that day, that represents the investor’s share of the aggregate interests in the Portfolio. Any additions or withdrawals to be effected on that day will then be effected. The investor’s percentage of the aggregate beneficial interests in the Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor’s investment in the Portfolio as of the time of determination on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of such time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor’s interest in the Portfolio after the close of business on the NYSE or the next determination of net asset value of the Portfolio.

Equity securities that are held by the Portfolio that are traded on stock exchanges or the NASDAQ National Market are valued at the last sale price or official close price on the exchange, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions, and at the last available ask price for short positions. In cases where equity securities are traded on more than one exchange, the securities are valued on the exchange designated as the primary market by or under the authority of the Board of Trustees of the Trust. Long positions traded in the over-the-counter (“OTC”) market, NASDAQ Small Cap or Bulletin Board are valued at the last available bid price or yield equivalent obtained from one or more dealers or pricing services approved by the Board of Trustees of the Trust. Short positions traded in the OTC market are valued at the last available ask price. Portfolio securities that are traded both in the OTC market and on a stock exchange are valued according to the broadest and most representative market.

Options written are valued at the last sale price in the case of exchange-traded options or, in the case of options traded in the OTC market, the last ask price. Options purchased are valued at their last sale price in the case of exchange-traded options or, in the case of options traded in the OTC market, the last bid price. Swap agreements are valued daily based upon quotations from market makers. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their last sale price as of the close of such exchanges.

Obligations with remaining maturities of 60 days or less are valued at amortized cost unless the Investment Adviser believes that this method no longer produces fair valuations.

Repurchase agreements are valued at cost plus accrued interest. The Portfolio employs pricing services to provide certain securities prices for the Portfolio. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Trustees of the Trust, including valuations furnished by the pricing services retained by the Portfolio, which may use a matrix system for valuations. The procedures of a pricing service and its valuations are reviewed by the officers of the Trust under the general supervision of the Trust’s Board of Trustees. Such valuations and procedures will be reviewed periodically by the Board of Trustees of the Trust.

Generally, trading in foreign securities, as well as U.S. government securities and money market instruments, is substantially completed each day at various times prior to the close of business on the NYSE. The values of such securities used in computing the net asset value of the Portfolio’s shares are determined as of such times. Foreign currency exchange rates also are generally determined prior to the close of business on the NYSE. Occasionally, events affecting the values of such securities and such exchange rates may occur between the times at which they are determined and the close of business on the NYSE that may not be reflected in the computation of the Portfolio’s net asset value. If events (for example, a company announcement, market volatility or a natural disaster) occur during such periods that are expected to materially affect the value of such securities, those securities may be valued at their fair value as determined in good faith by the Portfolio’s Board of Trustees or by the Investment Adviser using a pricing service and/or procedures approved by the Portfolio’s Board of Trustees.

Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act. Investments in the Portfolio may only be made by a limited number of institutional investors including investment companies, common or commingled trust funds, group trusts, and certain other “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

There is no minimum initial or subsequent investment in the Portfolio. However, because the Portfolio intends to be as fully invested at all times as is reasonably consistent with its investment objective and policies in order to enhance the return on its assets, investments by a Feeder Fund must be made in Federal funds (i.e., monies credited to the account of the Portfolio custodian bank by a Federal Reserve Bank).

The Portfolio reserves the right to stop accepting investments from any Feeder Fund or to reject any investment order.

A Feeder Fund may withdraw all or any portion of its investment in the Portfolio on any business day in which the NYSE is open at the net asset value next determined after a withdrawal request in proper form is furnished by the Feeder Fund to the Portfolio. When a request is received in proper form, the Portfolio will redeem a Feeder Fund’s interests at the next determined net asset value. The Portfolio will make payment for all interests redeemed within seven days after receipt by the Portfolio of a redemption request in proper form, except as provided by the rules of the Commission. The right of a Feeder Fund to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period during which the NYSE is closed (other than weekends or holidays) or trading on the NYSE is restricted, or, to the extent otherwise permitted by the Investment Company Act, if an emergency exists. Investments in the Portfolio may not be transferred without the prior written consent of all of the Trustees except that an investor may transfer any or all of its investment to another current shareholder without such consent.

(b)  Fund Reorganizations. Not Applicable.

(c)  Offering Price. Not Applicable.

Item 18.    Taxation of the Trust.

Because the Trust intends to qualify as a partnership for Federal income tax purposes, the Trust should not be subject to any income tax. Based upon the status of the Trust as a partnership, a Feeder Fund will take into account its share of the Trust’s net income, qualified dividend income eligible for taxation at reduced rates, capital gains, losses, deductions and credits in determining its income tax liability. The determination of a Feeder Fund’s share of the Trust’s ordinary income, qualified dividend income eligible for taxation at reduced rates, capital gains, losses, deductions and credits will be made in accordance with the Code.

The Trust’s fiscal year end is September 30. Although the Trust will not be subject to Federal income tax, it will file appropriate Federal income tax returns.

It is intended that the Trust’s assets, income and distributions will be managed in such a way that an investor in the Trust will be able to satisfy the requirements of Subchapter M of the Code for qualification as a regulated investment company (“RIC”) assuming that the investor invested all of its investable assets in the Trust. Any prospective Feeder Fund that is a RIC agrees that, for purposes of determining its required distribution under Code Section 4982(a), it will account for its share of items of income, gain, loss, deduction and credit of the Trust as they are taken into account by the Trust.

Certain transactions of the Trust are subject to special tax rules of the Code that may, among other things (a) affect the character of gains and losses realized, (b) disallow, suspend or otherwise limit the allowance of certain losses or deductions, and (c) accelerate the recognition of income without a corresponding receipt of cash (with which to make the necessary distributions to satisfy distribution requirements applicable to RICs). Operation of these rules could, therefore, affect the character, amount and timing of distributions to stockholders of the Feeder Funds. Special tax rules also will require the Trust to mark-to-market certain types of positions in its portfolio (i.e. treat them as sold on the last day of the taxable year), and may result in the recognition of income without a corresponding receipt of cash. The Trust intends to monitor transactions, make appropriate tax elections and make appropriate entries in its books and records to lessen the effect of these tax rules and avoid any possible disqualification of the Feeder Funds for the special treatment afforded RICs under the Code.

If the Trust purchases shares of an investment company (or similar investment entity) organized under foreign law, the Feeder Funds, by virtue of their ownership of Trust beneficial interests, will generally be treated as owning shares in a passive foreign investment company (“PFIC”) for U.S. Federal income tax purposes. The partners in the Trust, i.e. the Feeder Funds, may be subject to U.S. Federal income tax, and an interest charge (at the rate applicable to tax underpayments) on tax liability treated as having been deferred with respect to certain distributions from such a company and on gain from the disposition of the shares of such a company (collectively referred to as “excess distributions”), even if such excess distributions are paid by such Feeder Funds as a dividend to their shareholders. However, an election can be made to “mark to market” at the end of each taxable year all the shares treated as held in PFICs. If this election were made, the Funds would recognize as ordinary income any increase in the value of such shares as of the close of the taxable year over their adjusted tax basis and as ordinary loss any decrease in such value but only to the extent of previously recognized “mark-to-market” gains. With the mark-to-market election, the Funds could avoid imposition of the interest charge with respect to excess distributions from PFICs, but in any particular year might be required to recognize income in excess of the distributions it received from PFICs.

The Trust may be subject to a tax on dividend or interest income received from securities of a foreign issuer. The United States has entered into tax treaties with many foreign countries which may entitle the Trust to a reduced rate of tax or exemption from tax on such income. It is impossible to determine the effective rate of foreign tax in advance since the amount of the Trust’s assets to be invested within various countries is not known.

The Trust is to be managed in compliance with the provisions of the Code applicable to RICs as though such requirements were applied at the Trust level. Thus, consistent with its investment objectives, the Trust will meet the income and diversification of assets tests of the Code applicable to RICs. The Trust and the Feeder Funds have received a ruling from the Internal Revenue Service that the existing feeder funds that are RICs will be treated as owners of their proportionate shares of the Trust’s assets and income for purposes of these tests.

The Code requires a RIC to pay a non-deductible 4% excise tax to the extent that the RIC does not distribute during each calendar year 98% of its ordinary income, determined on a calendar year basis, and 98% of its net capital gain, determined, in general, on an October 31 year-end basis plus certain undistributed amounts from previous years. The Trust intends to distribute its income and capital gains to its RIC investors so as to enable such RICs to minimize imposition of the 4% excise tax. There can be no assurance that sufficient amounts of the Trust’s taxable income and capital gains will be distributed to avoid entirely the imposition of the tax on RIC investors. In such event, a RIC investor will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirements.

Investors are advised to consult their own tax advisers as to the tax consequences of an investment in the Trust.

The Portfolio is managed in compliance with the provisions of the Code applicable to RICs as though such requirements were applied at the Portfolio level. Thus, consistent with its investment objective, the Portfolio will meet the income and diversification of assets tests of the Code applicable to RICs.

Item 19.    Underwriters.

The exclusive Placement Agent for the Portfolio is FAMD, an affiliate of the Investment Adviser and of Merrill Lynch, which receives no compensation for serving in this capacity. The Placement Agent is located at P.O. Box 9081, Princeton, New Jersey 08543-9081. Investment companies, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.

Item 20.    Calculation of Performance Data.

Not Applicable.

Item 21.    Financial Statements.

The Trust’s audited financial statements, including the report of the independent registered public accounting firm, are incorporated in this Part B by reference to the 2004 Annual Report for Merrill Lynch Global Financial Services Fund, Inc. You may request copies of the Annual Report at no charge by calling (800) 637-3863 between 8:30 a.m. and 5:30 p.m. Eastern time on any business day.

PART C.    OTHER INFORMATION

Item 22.    Exhibits.

Exhibit Number		Description
1	(a)	Declaration of Trust of Registrant.(a)
1	(b)	Certificate of Trust.(a)
1	(c)	Amendment to Declaration of Trust.(a)
1	(d)	Certificate of Amendment to Certificate of Trust.(a)
2		Amended and Restated By-Laws of Registrant.(b)
3		Instrument Defining Rights of Shareholders. Incorporated by reference to Exhibits 1 and 2 above.
4	(a)	Management Agreement between the Registrant, on behalf of Global Financial Services Portfolio, and Fund Asset Management, L.P.(g)
4	(b)	Sub-Advisory Agreement between Fund Asset Management, L.P. and Merrill Lynch Asset Management U.K. Limited.(g)
5		Omitted pursuant to Paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.
6		Not applicable.
7		Form of Custodian Agreement between Brown Brothers Harriman & Co. and the Registrant.(i)
8	(a)(1)	Form of Amended and Restated Credit Agreement Between the Trust, a syndicate of banks and certain other parties.(j)
8	(a)(2)	Form of Second Amended and Restated Credit Agreement Between the Trust, a syndicate of banks and certain other parties.(k)
8	(a)(3)	Form of Third Amended and Restated Credit Agreement Between the Trust, a syndicate of banks and certain other parties.(f)
8	(a)(4)	Form of Fourth Amended and Restated Credit Agreement between the Trust, a syndicate of banks and certain other parties.(e)
8	(a)(5)	Form of Fifth Amended and Restated Credit Agreement among the Registrant, a syndicate of banks and certain other parties.(m)
8	(b)	Administrative Services Agreement between Registrant and State Street Bank and Trust Company.(h)
8	(c)	Securities Lending Agency Agreement between the Registrant and QA Advisors LLC (now MLIM LLC) dated August 10, 2001.(c)
8	(d)	Placement Agent Agreement between the Registrant and FAM Distributors, Inc.(g)
9		Not applicable.
10		Consent of Deloitte & Touche LLP, independent registered public accounting firm for the Registrant.*
11		None.
12		Certificate of Holders of Beneficial Interests.(a)
13		None.
14		None.
15		Code of Ethics.(l)
16	(a)	Powers of Attorney.(d)
16	(b)	Power of Attorney (Robert C. Doll, Jr.)(n)

(a)	Incorporated by reference to identically numbered exhibit to the Registrant’s initial Registration Statement under the Investment Company Act of 1940 (the “ICA”) on Form N-1A (File No. 811-09633) (the “Registration Statement”) filed on October 18, 1999.

(b)	Incorporated by reference to Exhibit 2(b) to the Registrant’s initial Registration Statement filed on October 18, 1999.
(c)	Incorporated by reference to Exhibit 8(f) to Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of Merrill Lynch Global Technology Fund, Inc. (File No. 333-48929), filed on July 24, 2002.
(d)	Incorporated by reference to Exhibit 14(b) to Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A of Merrill Lynch Strategic Dividend Fund (File No. 33-14517) filed on November 28, 2000.
(e)	Incorporated by reference to Exhibits 8(c)(4) to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of Merrill Lynch Global Growth Funds Inc. (File No. 333-32899) filed on December 4, 2003.
(f)	Incorporated by reference to Exhibit (b)(3) to the Issuer Tender Offer Statement on Schedule TO of Merrill Lynch Senior Floating Rate Fund, Inc. (File No. 333-39837), filed on December 13, 2002.
(g)	Incorporated by reference to identically numbered exhibit to Amendment No. 2 to Registrant’s Registration Statement on Form N1-A (File No. 811-09633) filed on January 24, 2001.
(h)	Incorporated by reference to Exhibit 8(c) to Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A of Merrill Lynch Growth Fund (File No. 33-10794) filed on February 16, 2001.
(i)	Incorporated by reference to Exhibit 7 to Amendment No. 2 of Master Large Cap Series Trust’s Registration Statement under the ICA on Form N-1A filed on January 30, 2002 (File No. 811-09739).
(j)	Incorporated by reference to Exhibit (b) to the Issuer Tender Offer Statement on Schedule TO of Merrill Lynch Senior Floating Rate Fund, Inc. (File No. 333-15973), filed on December 14, 2002.
(k)	Incorporated by reference to Exhibit (b)(2) to the Issuer Tender Offer Statement on Schedule TO of Merrill Lynch Senior Floating Rate Fund, Inc. (File No. 811-5870), filed on December 14, 2001.
(l)	Incorporated by reference to Exhibit 15 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of Merrill Lynch Inflation Protected Fund (File No. 333-110936) filed on January 22, 2004.
(m)	Incorporated by reference to Exhibit 8(b)(1) to Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A of Merrill Lynch Bond Fund, Inc. (File No. 2-62329) filed on January 14, 2005.
(n)	Incorporated by reference from Exhibit 16(c) to Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A of Merrill Lynch Bond Fund, Inc. (File No. 2-62329) filed on January 14, 2005.
*	Filed herewith.

Item 23.    Persons Controlled by or Under Common Control with Registrant.

The Registrant does not control and is not under common control with any person.

Item 24.    Indemnification.

As permitted by Section 17(h) and (i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and pursuant to Sections 8.2, 8.3 and 8.4 of Article VIII of the Registrant’s Declaration of Trust (Exhibit 1(a) to this Registrant Statement), Trustees, officers, employees and agents of the Trust will be indemnified to the maximum extent permitted by Delaware law and the 1940 Act.

Article VIII, Section 8.2 provides, among other things, that no Trustee, officer, employee or agent of the Registrant shall be liable to the Registrant, its holders, or to any other Trustee, officer, employee or agent for any action or omission except for his own bad faith, willful misfeasance, gross negligence or reckless disregard of his duties.

Article VIII, Section 8.3 of the Registrant’s Declaration of Trust provides:

Section 8.3 Indemnification. The Trust shall indemnify each of its Trustees, officers, employees, and agents (including persons who serve at its request as directors, officers or trustees of another organization in which it has any interest, as a shareholder, creditor or otherwise) against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a Trustee, officer, employee or agent, except with respect to any matter as to which he shall have been adjudicated to have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties, such liabilities and expenses being liabilities belonging to the Series out of which such claim for indemnification arises; provided, however, that as to any matter disposed of by a compromise payment by such Person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such Person did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office by the court or other body approving the settlement or other disposition or, in the absence of a judicial determination, by a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that he did not engage in such conduct, which determination shall be made by a majority of a quorum of Trustees who are neither interested persons of the Registrant (within the meaning of the 1940 Act) nor parties to the action, suit or proceeding, or by written opinion from independent legal counsel approved by the Trustees. The rights accruing to any Person under these provisions shall not exclude any other right to which he may be lawfully entitled; provided that no Person may satisfy any right of indemnity or reimbursement granted herein or to which he may be otherwise entitled except out of the Trust Property. The Trustees may make advance payments in connection with indemnification under this Section 8.3; Provided that any advance payment of expenses by the Trust to any Trustee, officer, employee or agent shall be made only upon the undertaking by such Trustee, officer, employee or agent to repay the advance unless it is ultimately determined that he is entitled to indemnification as above provided, and only if one of the following conditions is met:

(a)  the Trustee, officer, employee or agent to be indemnified provides a security for his undertaking; or

(b)  the Trust shall be insured against losses arising by reason of any lawful advances; or

(c)  there is a determination, based on a review of readily available facts, that there is reason to believe that the Trustee, officer, employee or agent to be indemnified ultimately will be entitled to indemnification, which determination shall be made by:

(i)  a majority of a quorum of Trustees who are neither Interested Persons of the Trust nor parties to the Proceedings; or

(ii)  an independent legal counsel in a written opinion.

Article VIII, Section 8.4 of the Registrant’s Declaration of Trust further provides:

Section 8.4. No Protection Against Certain 1940 Act Liabilities. Nothing contained in Sections 8.1, 8.2 or 8.3 hereof shall protect any Trustee or officer of the Trust from any liability to the Trust or its Holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Nothing contained in Sections 8.1, 8.2 or 8.3 hereof or in any agreement of the character described in Section 4.1 or 4.2 hereof shall protect any Investment Adviser to the Trust or any Series against any liability to the Trust or any Series to which he would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of his or its duties to the Trust or Series, or by reason of his or its reckless disregard to his or its obligations and duties under the agreement pursuant to which he serves as Investment Adviser to the Trust or any Series.

As permitted by Article VIII, Section 8.7, the Registrant may insure its Trustees and officers against certain liabilities, and certain costs of defending claims against such Trustees and officers, to the extent such Trustees and officers are not found to have committed conduct constituting conflict of interest, intentional non-compliance with statutes or regulations or dishonest, fraudulent or criminal acts or omissions. The Registrant will purchase an insurance policy to cover such indemnification obligation. The insurance policy also will insure the Registrant against the cost of indemnification payments to Trustees and officers under certain circumstances. Insurance will not be purchased that protects, or purports to protect, any Trustee or officer from liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

The Registrant hereby undertakes that it will apply the indemnification provisions of its Declaration of Trust and Bylaws in a manner consistent with Release No. 11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretation of Section 17(h) and 17(i) of such Act remains in effect and is consistently applied.

Item 25.    Business and Other Connections of Investment Adviser.

Fund Asset Management, L.P. (“FAM” or the “Investment Adviser”) acts as the investment adviser for a number of affiliated open-end and closed-end registered investment companies.

Merrill Lynch Investment Managers, L.P. (“MLIM”), an affiliate of the Investment Adviser acts as the investment adviser for a number of affiliated open-end and closed-end registered investment companies, and also acts as subadvisor to certain other portfolios.

Set forth below is a list of each executive officer and partner of the Investment Adviser indicating each business, profession, vocation or employment of a substantial nature in which each such person or entity has been engaged for at least the last two fiscal years for his, her or its own account or in the capacity of director, officer, partner or trustee. Mr. Burke is Vice President and Treasurer of all or substantially all of the investment companies for which FAM, MLIM or their affiliates act as investment adviser, and Mr. Doll is an officer of one or more such companies.

Name	Position(s) with the Investment Adviser	Other Substantial Business Profession, Vocation or Employment
Merrill Lynch & Co., Inc. (“ML & Co.”)	Limited Partner	Financial Services Holding Company; Limited Partner of Merrill Lynch Investment Managers, L.P. (“MLIM”)

Princeton Services, Inc.	General Partner	General Partner of MLIM

Robert C. Doll, Jr.	President	President of MLIM; Co-Head (Americas Region) of MLIM from 1999 to 2001; President and Director of Princeton Services; President of Princeton Administrators, L.P.; Chief Investment Officer of OppenheimerFunds, Inc., in 1999 and Executive Vice President thereof from 1991 to 1999

Donald C. Burke	First Vice President and Treasurer	First Vice President and Treasurer of MLIM; Senior Vice President, Director and Treasurer of Princeton Services; Vice President of FAMD

Andrew J. Donohue	Senior Vice President and General Counsel	First Vice President and General Counsel of MLIM; Senior Vice President, General Counsel and Director of Princeton Services; President and Director of FAMD

Alice A. Pellegrino	Secretary	Secretary of MLIM; Secretary of FAMD; and Secretary of Princeton Services

Merrill Lynch Asset Management U.K. Limited (“MLAM U.K.”) acts as sub-adviser for a number of affiliated registered investment companies. The address of each of these registered investment companies is P.O. Box 9011, Princeton, New Jersey 08543-9011. The address of MLAM U.K. is 33 King William Street, London EC4R 9AS, England.

Set forth below is a list of each executive officer and director of MLAM U.K., indicating each business, profession, vocation or employment of a substantial nature in which each such person has been engaged since for at least the last two fiscal years for his or her own account or in the capacity of director, officer, partner or trustee. In addition, Mr. Burke is an officer of one or more of the registered investment companies for which FAM, MLIM or their affiliates act as the investment adviser:

Name	Position(s) with MLAM U.K.	Other Substantial Business, Profession, Vocation or Employment
Nicholas C.D. Hall	Director	Director of MLIM and the Institutional Liquidity Fund, plc; First Vice President and General Counsel for MLIM (EMEA Region)

James T. Stratford	Alternate Director	Director of MLIM; Head of Compliance, MLIM (EMEA Region)

Donald C. Burke	Treasurer	First Vice President and Treasurer of FAM and MLIM; Senior Vice President, Director and Treasurer of Princeton Services; Vice President of FAMD

Debra Anne Searle	Company Secretary	None

Item 26.    Principal Underwriters.

(a)  FAMD acts as placement agent for the Registrant and as the principal underwriter for each of the following open-end registered investment companies: Financial Institutions Series Trust, Mercury Basic Value Fund, Inc., Mercury Funds II, Merrill Lynch Balanced Capital Fund, Inc., Merrill Lynch Basic Value Fund, Inc., Merrill Lynch Bond Fund, Inc., Merrill Lynch California Municipal Series Trust, Merrill Lynch Developing Capital Markets Fund, Inc., Merrill Lynch Disciplined Equity Fund, Inc., Merrill Lynch Equity Dividend Fund, Merrill Lynch EuroFund, Merrill Lynch Focus Twenty Fund, Inc., Merrill Lynch Focus Value Fund, Inc., Merrill Lynch Fundamental Growth Fund, Inc., Merrill Lynch Funds for Institutions Series, Merrill Lynch Global Allocation Fund, Inc., Merrill Lynch Global Financial Services Fund, Inc., Merrill Lynch Global Growth Fund, Inc., Merrill Lynch Global SmallCap Fund, Inc., Merrill Lynch Global Technology Fund, Inc., Merrill Lynch Global Value Fund, Inc., Merrill Lynch Healthcare Fund, Inc., Merrill Lynch Inflation Protected Fund, Merrill Lynch Index Funds, Inc., Merrill Lynch International Fund of Mercury Funds, Inc., Merrill Lynch Latin America Fund, Inc., Merrill Lynch Large Cap Series Funds, Inc., Merrill Lynch Multi-State Municipal Series Trust, Merrill Lynch Municipal Bond Fund, Inc., Merrill Lynch Municipal Series Trust, Merrill Lynch Natural Resources Trust, Merrill Lynch Pacific Fund, Inc., Merrill Lynch Principal Protected Trust, Merrill Lynch Ready Assets Trust, Merrill Lynch Real Investment Fund, Merrill Lynch Retirement Series Trust, Merrill Lynch Series Fund, Inc., Merrill Lynch Short Term U.S. Government Fund, Inc., Merrill Lynch Value Opportunities Fund, Inc., Merrill Lynch U.S. Government Mortgage Fund, Merrill Lynch U.S. High Yield Fund, Inc., Merrill Lynch U.S. Treasury Money Fund, Merrill Lynch U.S.A. Government Reserves, Merrill Lynch Utilities and Telecommunications Fund, Inc., Merrill Lynch Variable Series Funds, Inc., Merrill Lynch World Income Fund, Inc. and The Asset Program, Inc. FAMD also acts as the principal underwriter for the following closed-end registered investment companies: Merrill Lynch Senior Floating Rate Fund, Inc. and Merrill Lynch Senior Floating Rate Fund II, Inc.

(b)  Set forth below is information concerning each director and officer of FAMD. The principal business address of each such person is P.O. Box 9081, Princeton, New Jersey 08543-9081.

Name	Position(s) and Office(s) with FAMD	Position(s) and Office(s) with Registrant
Andrew J. Donohue	President and Director	None
Michael G. Clark	Director	None
Thomas J. Verage	Director	None
Donald C. Burke	Vice President	Vice President and Treasurer
John Fosina	Treasurer	None
Daniel Dart	Director	None
Jerry W. Miller	Director	None
Alice A. Pellegrino	Secretary	Secretary

(c)  Not applicable.

Item 27.    Location of Accounts and Records.

All accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the rules thereunder are maintained at the offices of the Registrant, 800 Scudders Mill Road, Plainsboro, New Jersey 08536, and its transfer agent, Financial Data Services, Inc., 4800 Deer Lake Drive East, Jacksonville, Florida 32246-6484.

Item 28.    Management Services.

Other than as set forth under the caption “Management, Organization and Capital Structure” in the Prospectus constituting Part A of the Registration Statement and under “Management of the Registrant” in the Statement of Additional Information constituting Part B of the Registration Statement, the Registrant is not a party to any management-related service contract.

Item 29.    Undertakings.

None.

SIGNATURES

Pursuant to the requirements of the Investment Company Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the Township of Plainsboro, and the State of New Jersey, on the 28th day of January 2005.

GLOBAL FINANCIAL SERVICES MASTER TRUST (Registrant)

By:	/s/ DONALD C. BURKE
(Donald C. Burke, Vice President and Treasurer)

INDEX TO EXHIBITS

Exhibit Index	Description

10(a)	Consent of Deloitte & Touche LLP, independent registered public accounting firm for the Registrant.